EXHIBIT (a)(1)(iii)

Form of Evolution Petroleum Corporation Eligible Option Grant and Restricted Stock Information Sheet

Name:	Steps to properly complete this Eligible Option Grant Information Sheet
Employee ID:	Step 1: Check the box for each Eligible Option Grant you want to exchange. Step 2: Sign the appropriate election where indicated.

Step 3: Return along with your Election Form to Sterling H. McDonald no later than 11:59 p.m. EDT on June 19, 2009.

If you elect to participate in the Exchange Program, this sheet must be properly completed, signed and submitted with your Election Form no later than

11:59 p.m. EDT on June 19, 2009. If this Information Sheet is not properly completed, signed and submitted with your

Election Form, your Election Form will be rejected.

Eligible Option Grant (1)	Outstanding Stock Options	Number of Restricted Stock	ACCEPT	DECLINE	Initials
1
2
3
4

(1)

Only options granted under the 2004 Stock Plan with an exercise price of $2.33 or greater will be eligible for exchange. This information sheet lists only your options with exercise prices equal to $2.33 or greater. Each Eligible Option Grant you elect to tender for exchange must be tendered in whole, less any options previously exercised before the Expiration Date. If you would like to review all of the options granted to you by Evolution, please contact Sterling H. McDonald at:

2500 CityWest Blvd. Suite 1300

Houston, TX  77042

Phone: (713) 935-0122

Facsimile: (713) 935-0199

Email: smcdonald@evolutionpetroleum.com